 FIELDPOINT PETROLEUM

REPORTS THIRD QUARTER RESULTS

PRODUCTION HITS 275 BOEPD

AUSTIN, TX – (BUSINESS WIRE) – November 16, 2009 - FieldPoint Petroleum Corporation (NYSE AMEX:FPP) announced today its quarterly financial results for the three and nine months ended September 30, 2009.

Ray Reaves, President and CEO of FieldPoint stated, “While third quarter net income and earnings per share improved over the second quarter of this year, much lower oil and natural gas prices contributed to an overall decline in revenues as compared to the same period a year ago.  Even after a slight increase in production for this period, revenues declined 44% from the same quarter in 2008.  While this was below our goal for this quarter, we still believe that we can meet our objectives for the year.  As previously stated, during the past year we significantly improved our balance sheet and prepared the company for dealing with lower commodity prices.”

Financial Highlights for the Three Months Ended September 30, 2009 Compared to the Three Months Ended September 30, 2008:

•

Oil and Natural gas revenues decreased 44% to $1,080,213 from $1,926,166;

•

Net Income decreased from $495,466 to $149,753; and

•

Earnings per share, both basic and fully diluted, decreased from $0.06 to $0.02.

Mr. Reaves continued, “Price fluctuations that occur in this industry keep us ever mindful of the importance of continuing to build our production base which as of today is approximately 275 boepd (barrels of oil equivalent per day). Fortunately, FieldPoint is positioned such that we have been able to continue our commitment to develop new programs that can materially expand our production levels even during these market downturns. To this end, we have continued to diligently search for acquisition and development opportunities.  A major objective for this year was to increase our daily production by at least 25% from the beginning of this year, and we are very optimistic that we will be able to accomplish this during the remainder of this year.  This is in great part due to the previously announced Block Field acquisition and Korczak well success.”

The decrease in total revenue for this reporting period is attributed to much lower oil and natural gas prices, which averaged approximately $62.72 per barrel and $3.18 per MCF in 2009, compared to $111.33 per barrel and $10.22 per MCF in the prior year.  The lower commodity prices accounted for approximately $1,057,000 of the decrease in revenues. Overall production for the period increased to approximately 250 boepd or 15% on a barrel of oil equivalent (BOE) basis, as compared to approximately 216 boepd for the 2008 period.  Primarily the decrease in oil and natural gas prices, led to the decrease in revenues.

Lease operating expenses decreased 30% or $187,756 to $431,644 for the three month period ended September 30, 2009 from the comparable 2008 period.  This was primarily due to the decrease in workover expense and remedial repairs incurred in 2009 as compared to 2008.  As a result of the reduction in workover expense and reduced remedial repair expense and higher sales volume, compared to the quarter ended September 30, 2008, lifting cost per BOE decreased by 40%.  We anticipate lease operating expenses to increase over the following quarters due to the acquisition of the South Vacuum and Block properties.

Depletion and depreciation decreased 18% or $51,000 to $235,000 for the three-month period ended September 30, 2009 versus $286,000 in the 2008 comparable period.  This was primarily due to impairments in 2008 which lowered our depletable base and offset by acquisitions of oil and natural gas properties.

General and administrative overhead cost decreased 12% or $24,192 to $179,639 for the three-month period ended September 30, 2009 from the three month period ended September 30, 2008.  This was primarily attributable to a decrease in professional services such as engineering, consulting and fees.  We anticipate general and administrative expenses to increase slightly.

Other income, net for the quarter ended September 30, 2009, was $34,323 compared to other expenses, net of $72,035 for the comparable 2008 period.  The increase was primarily due to a realized gain of $73,463 from the sale of our short-term investments during the three months ending September 30, 2009.

Financial Highlights for the Nine Months Ended September 30, 2009 Compared to the Nine Months Ended September 30, 2008:

•

Oil and Natural gas revenues decreased 55% to $2,410,011 from $5,361,050;

•

Net Income decreased from $1,433,868 to $15,349; and

•

Earnings per share, both basic and fully diluted, decreased from $0.16 to $0.00.

Total oil and natural gas revenues decreased 55% or $2,951,039 to $2,410,011 for the nine month period ended September 30, 2009 from $5,361,050 for the comparable 2008 period.   This was due primarily to the overall decrease in oil and natural gas commodity pricing.  Sales volumes increased 1% on a BOE basis, primarily due to the acquisitions of the South Vacuum property in June 2009 and the Block property in September 2009 offset by natural declines.  The higher sales volume partially offset the decrease in revenue.

Lease operating expenses decreased 29% or $489,428 to $1,171,271 for the nine month period ended September 30, 2009 from the comparable 2008 period.  This was primarily due to the decrease in workover expense and remedial repairs incurred in 2009 as compared to 2008.  As a result of the reduction in workover and reduced remedial repair expense compared to the period ended September 30, 2008, lifting cost decreased 31% or $8.72 to $19.93 for the period.  We anticipate lease operating expense to increase over the following quarters due to the acquisitions of the South Vacuum and Block properties.

Depletion and depreciation expense decreased 29% to $587,000, compared to $831,000 for the comparable 2008 period.  This was primarily due to impairments in 2008 which lowered our depletable base.

General and administrative overhead cost increased 30% or $146,746 to $640,435 for the nine month period ended September 30, 2009 from the nine month period ended September 30, 2008.  This was attributable primarily to an increase in salaries, professional services such as engineering and consulting.  In coming quarters we anticipate general and administrative expenses to remain constant with this period.

Other income, net for the nine months ended September 30, 2009, was $10,345 compared to other expenses, net of $265,790 for the comparable 2008 period.  The decrease was primarily due to a decrease in interest expense associated with our line of credit for the nine months ending

September 30, 2009, and by a realized gain of $73,463 compared to an unrealized loss of $143,041 for the 2008 period.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production, is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

SELECT BALANCE SHEET DATA

                                                                Unaudited

              September 30, 2009               December 31, 2008

Cash and cash equivalents        $        394,035

$           423,632

Total current assets

           $     1,486,586

$        1,943,561

Total assets

           $   17,996,533

$      12,792,802

Total current liabilities

           $        257,760

$           554,580

Total stockholders’ equity        $      8,944,516

$        9,059,074

FieldPoint Petroleum Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUE:
Oil and natural gas sales	$ 1,080,146	$ 1,926,166	$ 2,410,011	$ 5,361,050
Well operational and pumping fees	17,067	17,566	51,199	70,996
Disposal fees	4,000	10,000	20,000	31,000
Total revenue	1,101,213	1,953,732	2,481,210	5,463,046

COSTS AND EXPENSES:
Production expense	431,644	619,400	1,171,271	1,660,699
Depletion and depreciation	235,000	286,000	587,000	831,000
Accretion of discount on asset retirement obligations	22,000	18,000	38,000	46,000
General and administrative	179,639	203,831	640,435	493,689
Total costs and expenses	868,283	1,127,231	2,436,706	3,031,388

OPERATING INCOME	232,930	826,501	44,504	2,431,658

OTHER INCOME (EXPENSE):
Interest income	839	6,725	2,170	15,095
Interest expense	(30,131)	(42,354)	(66,143)	(137,578)
Unrealized loss on short-term investments	(9,848)	(36,140)	-	(143,041)
Realized gain on sale of investments	73,463	-	73,463	-
Miscellaneous income (expense)	-	(266)	855	(266)
Total other income (expense)	34,323	(72,035)	10,345	(265,790)

INCOME BEFORE INCOME TAXES	267,253	754,466	54,849	2,165,868
Income tax provision - current	-	(162,000)	-	(594,000)
Income tax provision - deferred	(117,500)	(97,000)	(39,500)	(138,000)
TOTAL INCOME TAX PROVISION	(117,500)	(259,000)	(39,500)	(732,000)

NET INCOME	$ 149,753	$ 495,466	$ 15,349	$ 1,433,868

NET INCOME PER SHARE:
BASIC	$ 0.02	$ 0.06	$ 0.00	$ 0.16
DILUTED	$ 0.02	$ 0.06	$ 0.00	$ 0.16

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,499,031	8,910,175	8,528,002	8,910,175
DILUTED	8,499,031	8,910,175	8,528,002	8,910,175